Exhibit 99.1

STAAR Surgical Reports Record First Quarter Net Sales of $63.2 Million Up 25% Y/Y

EVO Visian® ICL Lenses Received FDA Approval and First Lenses Implanted

LAKE FOREST, CA, May 4, 2022 --- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses and companion delivery systems for the eye, today reported financial results for the first quarter ended April 1, 2022.

First Quarter 2022 Overview

•	Record Net Sales of $63.2 Million Up 25% from the Prior Year Quarter
•	ICL Sales of $58.7 Million Up 26% from the Prior Year Quarter
•	Record ICL Units Up 29% from the Prior Year Quarter
•	Gross Margin at 77.9% vs. 77.1% in the Prior Year Quarter
•	Net Income of $0.19 per Share vs. Prior Year Quarter Net Income of $0.10 per Share
•	Cash and Cash Equivalents Ended the Quarter at $193.0 Million

“Our first quarter results represent a new record for quarterly net sales and quarterly ICL units as we successfully raise surgeon and patient awareness and enthusiasm for the Visual Freedom provided by our proprietary EVO Visian® ICL family of lenses,” said Caren Mason, President and CEO of STAAR Surgical. “In the first quarter, we had strong global growth highlighted by unit growth in China up 37%, Japan up 35% and India up 34%, all as compared to the prior year quarter. As previously announced in March, we are absolutely thrilled to have received FDA approval for EVO lenses. We are excited to bring EVO’s game-changing technology to the United States. Commercialization of EVO in the U.S. including a multi-channel advertising campaign is underway in multiple cities. Also, despite COVID-19 lockdowns in multiple cities in China, shipments of EVO lenses to China remain robust in anticipation of the upcoming summer implant season. Based on our global demand forecast, including projected release of remaining backlog lenses, we are today reaffirming our previously provided outlook for annual sales. For fiscal 2022, we continue to anticipate approximately $295 million in net sales, which represents year over year growth of 28%. The STAAR team, globally, is focused on making fiscal 2022 another year of record commercial and financial progress.”

Financial Overview – Q1 2022

Net sales were $63.2 million for the first quarter of 2022, up 25% compared to $50.8 million reported in the prior year quarter. The sales increase was driven by ICL sales and unit growth of 26% and 29%, respectively, as compared to the prior year period. Other Product sales increased 6% compared to the prior year quarter. ICL sales were 93% of total Net sales for the first quarter of 2022.

Gross profit margin for the first quarter of 2022 was 77.9% compared to the prior year period of 77.1%. Factors impacting gross margin in the first quarter of 2022, as compared to the prior year period, include product and geographic sales mix and decreased period costs associated with manufacturing projects.

Operating expenses for the first quarter of 2022 were $37.2 million compared to the prior year quarter of $31.7 million. General and administrative expenses were $11.9 million compared to the prior year quarter of $10.2 million. The increase in general and administrative expenses was due to increased facilities costs and compensation-related expenses. Selling and marketing expenses were $17.3 million compared to the prior year quarter of $13.2 million. The increase in selling and marketing expenses is due to increased advertising and promotional expenses and compensation-related expenses. Research and development expenses were $7.9 million compared to the prior year quarter of $8.3 million due to lower U.S. EVO clinical trial expenses.

Net income for the first quarter of 2022 was $9.6 million or $0.19 per diluted share compared with net income of $5.0 million or $0.10 per diluted share for the prior year quarter. The year over year increase is attributable to higher gross profit and lower operating expenses, partly related to timing, as a percentage of sales. Adjusted Net Income for the first quarter of 2022 was $14.4 million or $0.29 per diluted share compared to $9.6 million or $0.20 per diluted share for the prior year quarter. The reconciliation between GAAP and non-GAAP financial information is provided in the financial tables included with this release.

Conference Call

The Company will host a conference call and webcast today, Wednesday, May 4 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss its financial results and operational progress. To access the conference call (Access Code 592913), please dial 844-200-6205 for domestic participants and 929-526-1599 for international participants. The live webcast can be accessed from the investor relations section of the STAAR website at www.staar.com.

A taped replay of the conference call (Replay Code 295785) will be available beginning approximately one hour after the call’s conclusion for seven days. This replay can be accessed by dialing 866-813-9403 for domestic callers and 929-458-6194 for international callers. An archived webcast will also be available at www.staar.com.

Use of Non-GAAP Financial Measures

This press release includes supplemental non-GAAP financial information, which STAAR believes investors will find helpful in understanding its operating performance. “Adjusted Net Income” excludes the following items that are included in “Net Income” as calculated in accordance with U.S. generally accepted accounting principles (“GAAP”): gain or loss on foreign currency transactions, stock-based compensation expenses, and valuation allowance adjustments.  Management believes that “Adjusted Net Income” is useful to investors in gauging the outcome of the key drivers of the business performance:  the ability to increase sales revenue and our ability to increase profit margin by improving the mix of high value products while reducing the costs over which management has control.

Management has also excluded gains and losses on foreign currency transactions because of the significant fluctuations that can result from period to period as a result of market driven factors. Stock-based compensation expenses consist of expenses for stock options and restricted stock under the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) 718.  Valuation allowance adjustments can occur from time to time based on forecasted changes in operating results until all net operating loss carryforwards are fully utilized.  In calculating Adjusted Net Income, STAAR excludes these expenses because they are non-cash expenses and because of the considerable judgment involved in calculating their values.  In addition, these expenses tend to be driven by fluctuations in the price of our stock and not by the same factors that generally affect our other business expenses.

The Company also uses Constant Currency as a Non-GAAP financial measure to exclude the effects of currency fluctuations on net sales. The Company conducts a significant part of its activities outside the U.S. It receives sales revenue and pays expenses principally in U.S. dollars, Swiss francs, Japanese yen and euros. The exchange rates between dollars and non-U.S. currencies can fluctuate greatly and can have a significant effect on the Company’s results when reported in U.S. dollars. In order to compare the Company's performance from period to period without the effect of currency, the Company will apply the same average exchange rate applicable in the prior period, or the "constant currency" rate to sales or expenses in the current period as well. Because changes in currency are outside of the control of the Company and its managers, management finds this non-GAAP measure useful in determining the long-term progress of its initiatives and determining whether its managers are achieving their performance goals. The Company believes that the non-GAAP constant-currency sales results measures provided in this press release are similarly useful to investors to give insight on long term trends in the Company's performance without the external effect of changes in relative currency values. The table below shows sales results calculated in accordance with GAAP, the effect of currency, and the resulting non-GAAP measure expressed in constant currency.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 40 years, designs, develops, manufactures and markets implantable lenses for the eye with companion delivery systems. These lenses are intended to provide visual freedom for patients, lessening or eliminating the reliance on glasses or contact lenses. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR’s lens used in refractive surgery is called an Implantable Collamer® Lens or “ICL”, which includes the EVO Visian ICL™ product line. More than 1,000,000 Visian® ICLs have been implanted to date and STAAR markets these lenses in over 75 countries. To learn more about the ICL go to: www.discovericl.com. Headquartered in Lake Forest, CA, the company operates manufacturing and packaging facilities in Aliso Viejo, CA, Monrovia, CA and Nidau, Switzerland. For more information, please visit the Company’s website at www.staar.com.

Safe Harbor

All statements that are not statements of historical fact are forward-looking statements, including statements about any of the following: any financial projections (including sales), plans, strategies, and objectives of management for 2022 or prospects for achieving such plans, expectations for sales, revenue, margin, expenses or earnings, the expected impact of the COVID-19 pandemic and related public health measures (including but not limited to its impact on sales, operations or clinical trials globally), product safety or effectiveness, the status of our pipeline of ICL products with regulators, and any statements of assumptions underlying any of the foregoing, including those relating to our product pipeline and market expansion activities. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include risks and uncertainties related to the COVID-19 pandemic and related public health measures, as well as the factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.” We disclaim any intention or obligation to update or revise any financial projections or forward-looking statement due to new information or events. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: global economic conditions; the impact of the COVID-19 pandemic on markets; the discretion of regulatory agencies to approve or reject existing, new or improved products, or to require additional actions before approval, or to take enforcement action; international trade disputes; and the willingness of surgeons and patients to adopt a new or improved product and procedure.

CONTACT:Investors

Brian Moore

Vice President, Investor, Media Relations and Corporate Development

(626) 303-7902, Ext. 3023

bmoore@staar.com

Media

Jen Jones

Gold PR | Social Media

(310) 918-4313

jjones@goldpr.com

Consolidated Balance Sheets

(in 000's)

Unaudited

ASSETS	April 1, 2022	December 31, 2021
Current assets:
Cash and cash equivalents	$193,067	$199,706
Accounts receivable trade, net	47,074	43,531
Inventories, net	18,450	17,274
Prepayments, deposits, and other current assets	15,311	10,900
Total current assets	273,902	271,411
Property, plant, and equipment, net	39,645	35,912
Finance lease right-of-use assets, net	461	506
Operating lease right-of-use assets, net	31,030	31,310
Intangible assets, net	203	218
Goodwill	1,786	1,786
Deferred income taxes	3,333	3,813
Other assets	817	822
Total assets	$351,177	$345,778

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,421	$8,699
Obligations under finance leases	151	127
Obligations under operating leases	3,608	3,283
Allowance for sales returns	4,566	4,816
Other current liabilities	19,436	31,877
Total current liabilities	41,182	48,802
Obligations under finance leases	338	382
Obligations under operating leases	27,762	28,269
Deferred income taxes	811	811
Asset retirement obligations	186	198
Pension liability	4,581	8,758
Total liabilities	74,860	87,220

Stockholders' equity:
Common stock	478	477
Additional paid-in capital	378,690	373,519
Accumulated other comprehensive loss	(1,063)	(4,048)
Accumulated deficit	(101,788)	(111,390)
Total stockholders' equity	276,317	258,558
Total liabilities and stockholders' equity	$351,177	$345,778

Consolidated Statements of Income

(In 000's except for per share data)

Unaudited

	Three Months Ended
	% of	April 1, 2022	% of	April 2, 2021	Fav (Unfav)
	Sales		Sales		Amount	%
Net sales	100.0%	$63,200	100.0%	$50,752	$12,448	24.5%

Cost of sales	22.1%	13,936	22.9%	11,610	(2,326)	-20.0%

Gross profit	77.9%	49,264	77.1%	39,142	10,122	25.9%

Selling, general and administrative expenses:
General and administrative	18.9%	11,940	20.1%	10,212	(1,728)	-16.9%
Selling and marketing	27.3%	17,270	26.0%	13,201	(4,069)	-30.8%
Research and development	12.6%	7,941	16.3%	8,259	318	3.9%
Total selling, general, and administrative expenses	58.8%	37,151	62.4%	31,672	(5,479)	-17.3%

Operating income	19.1%	12,113	14.7%	7,470	4,643	62.2%

Other expense, net:
Interest expense, net	0.0%	(6)	0.0%	(7)	1	14.3%
Loss on foreign currency transactions	-1.4%	(915)	-2.5%	(1,299)	384	29.6%
Royalty income	0.4%	273	0.3%	160	113	70.6%
Other income (expense), net	0.1%	62	-0.2%	(85)	147	172.9%
Total other expense, net	-0.9%	(586)	-2.4%	(1,231)	645	52.4%

Income before provision for income taxes	18.2%	11,527	12.3%	6,239	5,288	84.8%

Provision for income taxes	3.0%	1,925	2.5%	1,247	(678)	-54.4%

Net income	15.2%	$9,602	9.8%	$4,992	$4,610	92.3%

Net income per share - basic		$0.20		$0.11
Net income per share - diluted		$0.19		$0.10

Weighted average shares outstanding - basic		47,755		46,617
Weighted average shares outstanding - diluted		49,288		49,213

Consolidated Statements of Cash Flows

(in 000's)

Unaudited

	Three Months Ended
	April 1, 2022	April 2, 2021
Cash flows from operating activities:
Net income	$9,602	$4,992
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	994	865
Amortization of long-lived intangibles	8	9
Change in net pension liability	41	127
Stock-based compensation expense	3,894	3,330
Loss on disposal of property and equipment	-	2
Provision for sales returns and bad debts	(194)	103
Inventory provision	434	384
Changes in working capital:
Accounts receivable	(3,927)	1,138
Inventories	(1,483)	984
Prepayments, deposits and other current assets	(4,505)	(143)
Accounts payable	2,668	(399)
Other current liabilities	(12,142)	(4,626)
Net cash provided by (used in) operating activities	(4,610)	6,766

Cash flows from investing activities:
Acquisition of property and equipment	(2,539)	(2,159)
Net cash used in investing activities	(2,539)	(2,159)

Cash flows from financing activities:
Repayment of finance lease obligations	(18)	(235)
Proceeds from vested restricted stock and exercise of stock options	912	6,235
Net cash provided by financing activities	894	6,000

Effect of exchange rate changes on cash and cash equivalents	(384)	(716)

Increase (decrease) in cash and cash equivalents	(6,639)	9,891
Cash and cash equivalents, at beginning of the period	199,706	152,453
Cash and cash equivalents, at end of the period	$193,067	$162,344

Check - ending cash	$-	$-

Reconciliation of Non-GAAP Financial Measure

Adjusted Net Income and Net Income Per Share

(in 000's)

Unaudited

	Three Months Ended
	April 1, 2022	April 2, 2021

Net income (as reported)	$9,602	$4,992
Less:
Foreign currency impact	915	1,299
Stock-based compensation expense	3,894	3,330
Net income (adjusted)	$14,411	$9,621

Net income per share, basic (as reported)	$0.20	$0.11
Foreign currency impact	0.02	0.03
Stock-based compensation expense	0.08	0.07
Net income per share, basic (adjusted)	$0.30	$0.21

Net income per share, diluted (as reported)	$0.19	$0.10
Foreign currency impact	0.02	0.03
Stock-based compensation expense	0.08	0.07
Net income per share, diluted (adjusted)	$0.29	$0.20

Weighted average shares outstanding - Basic	47,755	46,617
Weighted average shares outstanding - Diluted	49,288	49,213

Note:  Net income per share (adjusted), basic and diluted, may not add due to rounding

STAAR Surgical Company

Reconciliation of Non-GAAP Financial Measure

Constant Currency Sales

(in 000's)

Unaudited

	Three Months Ended
	April 1, 2022	Effect of	Constant	April 2, 2021	As Reported		Constant Currency
Sales		Currency	Currency		$ Change	% Change	$ Change	% Change
ICL	$58,675	$1,381	$60,056	$46,501	$12,174	26.2%	$13,555	29.1%

Cataract IOL	2,902	262	3,164	3,725	(823)	-22.1%	(561)	-15.1%
Other	1,623	260	1,883	526	1,097	208.6%	1,357	258.0%
Other Products	4,525	522	5,047	4,251	274	6.4%	796	18.7%

Total Sales	$63,200	$1,903	$65,103	$50,752	$12,448	24.5%	$14,351	28.3%